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                                                                     EXHIBIT 6.2

                        MARKET DATAFEED SERVICE AGREEMENT


AN AGREEMENT dated the     1st day of       April 1998

BETWEEN:-

(1) STOCK EXCHANGE INFORMATION SERVICES LIMITED whose registered office is at 1st Floor, 1 and 2 Exchange Square, Hong Kong ("SEIS"); and

(2) The person whose name and address is set out in Schedule 1 Part A hereto ("THE LICENSEE").



WHEREAS:-

(A)      SEIS is a wholly owned subsidiary of The Stock Exchange of Hong Kong
         Limited.

(B) It has been agreed that SEIS will grant to the Licensee a non-exclusive licence to use certain information, for the period and upon the terms and conditions hereinafter appearing.


IT IS HEREBY AGREED as follows:

1        INTERPRETATION

In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-


EXPRESSIONS                         MEANINGS

"AGREEMENT"                         this agreement together with any subsequent
                                    modifications thereto agreed in writing by the parties.

"COMMENCEMENT DATE"                 the date on which the  Licensee is connected
                                    to the Exchange for the purpose of receiving information as specified in Schedule 1 Part
                                    A.

"EXCHANGE"                          The Stock Exchange of Hong Kong Limited
                                    whose registered office is at 1st Floor, 1 and 2 Exchange Square, Hong Kong.

"HONG KONG"                         the island of Hong Kong, Kowloon and the New
                                    Territories.

"INFORMATION"                       information compiled by the Exchange and/or
                                    provided by SEIS pursuant to this Agreement, including without limitation information within any categories described by SEIS from time to time pursuant to clause 2.3.

"INITIAL TRANSMISSION METHOD"       the method of transmission of the
                                    Information as notified in writing to the Licensee by SEIS prior to the Commencement
                                    Date.

"LAO STATEMENT"                     a statement in response to requests for
                                    information made by SEIS of its licensees, as further provided for at clause 5.7.

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"LICENCE FEES"                      the fees to be paid by the Licensee to SEIS
                                    pursuant to clause 5 of this Agreement.

"NEWS" information concerning announcements of the Exchange and companies listed on the Stock Exchange, and other information of general interest originating from the Exchange.

"OFF MARKET"                        a trading floor or dealing service
                                    where (a) trading in Securities listed on the Stock Exchange or of a type capable of being so listed or (b) any other Securities relating to Securities described at (a) above is being undertaken otherwise than at or through the Stock Exchange.

"PERMITTED PURPOSE"                 the purposes for which Licensee may
                                    use the Information, as described in this Agreement, and as more particularly set cut at Schedule I Part A under the heading
                                    "Memorandum of Permitted Purpose" or as
                                    defined in any revised Memorandum of
                                    Permitted Purpose issued by SEIS pursuant to clause 2.4.

"QUARTER"                           the quarters of each year ending on 31st
                                    March, 30th June, 30th September and 31st
                                    December.

"RELATED COMPANY"                   shall mean, in relation to any
                                    company, any other company which is for the time being a holding company of such company or a subsidiary company of such company or a subsidiary of a holding company of such company. For this purpose the expressions
                                    "subsidiary" and "holding company" shall have the meanings ascribed to them by
                                    Section 2 of the Companies Ordinance of Hong
                                    Kong.

"SECURITIES"                        the same meaning as defined in Section 2(l)
                                    of the Securities Ordinance (Cap. 333).

"STOCK EXCHANGE"                    the stock market established, operated and
                                    maintained by the Exchange pursuant to
                                    Section 27 of the Stock  Exchanges
                                    Unification Ordinance (Cap. 361).

"SUBSCRIBER"                        a person to whom Information is provided by
                                    the Licensee in accordance with clause 4.1 and with whom the Licensee has a subsisting contract for the supply of inter alia, Information.

"SUBSCRIBER REPORT"                 a statement as defined at clause 5.4.

"SUBSCRIBER UNIT"                   the meaning set out at paragraph 6 of
                                    Schedule 1 Part B.

2        LICENCE

2.1 SEIS hereby grants to the Licensee a non-exclusive licence to use the Information for the Permitted Purpose and according to the terms set out in this Agreement.

2.2      The Agreement shall commence on the Commencement Date.

2.3 The categories of Information initially provided to the Licensee hereunder shall be those categories notified in writing to the Licensee by SEIS prior to the Commencement Date ("THE CATEGORIES NOTICE"). SEIS shall have the right at any time to alter the presentation or substance of the Information (unless the alteration involves the deletion of one or more categories of Information described in the Categories Notice in which case the notice period shall be a minimum of 30 days and, in that event, Licensee shall be entitled at any time during the 21 days following service of such notice to terminate this Agreement with effect from the date when the alteration is to be implemented, by giving written notice to SEIS). Notwithstanding the above SEIS shall have the right to alter the presentation or substance of the Information without prior notice to the Licensee if required to do so by reasons outside its control.

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2.4      SEIS acknowledges and agrees that the Licensee may under and for the purposes of this Agreement provide the Information to Subscribers in the form or format in which the Information is supplied to Licensee hereunder or in any other form or format including for use in composite information systems provided always that (a) the Information is acknowledged as being derived from the Exchange and its format or editing is in no way misleading as to the nature or content of the Information and (b) the Licensee shall not remove, displace or alter any copyright, confidentiality or other proprietary notices or any disclaimer notice of the Exchange and (c) whenever Licensee wishes to provide the Information in a different form or manner, whether to constitute a new service to, or to modify, an existing service specified in the Memorandum of Permitted Purpose, Licensee will first give SEIS no less than one month's prior written notice of its intention, and shall provide such further details as SEIS may reasonably request. For the avoidance of doubt, nothing in this clause
         2.4 shall entitle Licensee to do anything outside the scope of the Permitted Purpose without first obtaining SEIS' written consent, (such consent not to be unreasonably withheld). SEIS may, at any time after receiving such notice, issue a revised Memorandum of Permitted Purpose to re-define and/or re-classify the services in question, which Memorandum shall form a part of this Agreement and shall replace any then existing Memorandum of Permitted Purpose with effect from its date of issue by SEIS or from the date when the modified services are introduced, if later. (For the avoidance of doubt, this clause is without prejudice and subject to clause 5.8.)

2.5 Licensee will incorporate the following disclaimer notice (or a disclaimer notice to equivalent effect) into all contracts with
         Subscribers:

          "THE STOCK EXCHANGE OF HONG KONG LIMITED ENDEAVOURS TO ENSURE THE ACCURACY AND RELIABILITY OF THE INFORMATION PROVIDED BUT DOES NOT GUARANTEE ITS ACCURACY OR RELIABILITY AND ACCEPTS NO LIABILITY (WHETHER IN TORT OR CONTRACT OR OTHERWISE) FOR ANY LOSS OR DAMAGE ARISING FROM ANY INACCURACIES OR OMISSIONS"

2.6 Licensee will ensure that, so long as it is technically possible to do so, a disclaimer notice as described in clause 2.5 above shall be transmitted to Subscribers so that it is conspicuously perceptible during or immediately prior to each continuous period throughout which the relevant Subscriber has access to the Information.

3        TRANSMISSION OF INFORMATION

3.1 During the currency of this Agreement SEIS will procure the supply of the Information to the Licensee in the form of electronic signals generated by the computer system for the time being used by the Exchange. Licensee shall effect (complying promptly with SEIS' requirements for such connection) two connections to the Exchange's primary computer information system, and one connection to the Exchange's, backup computer information system, and shall bear the costs of so connecting Licensee and of maintaining each such connection (including without limitation the Port Fees set out at Schedule 1 Part B and any other connection and/or maintenance charges levied in this respect by SEIS or the Exchange). The connection equipment and communication lines to be installed on the Exchange's premises must be approved in advance by the Exchange.

3.2 The Information shall initially be supplied in accordance with the Initial Transmission Method but the method of transmission may be changed at any time upon SEIS giving the Licensee not less than thirty days written notice thereof. Notwithstanding the above, SEIS shall have the right to alter the method of transmission without prior notice to the Licensee if required to do so by reasons outside its control.

3.3 SEIS shall use its best endeavours to ensure that the Information is provided to the Licensee on a continuous basis during the trading hours of the Stock Exchange.

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3.4      Licensee shall be responsible for complying with all relevant regulations, governmental or otherwise, and the obtaining of all relevant licences, governmental or otherwise, relating to its use of the Information.

4        PERMITTED USE OF INFORMATION

4.1 The Licensee may use the Information for dissemination to Subscribers provided that it pays to SEIS all applicable Licence Fees. It may not disseminate the Information to any other person except as permitted by clause 4.6 below.

4.2      The Licensee shall use reasonable endeavours to ensure that:

         4.2.1 any equipment or software used to process the Information are arranged;

         4.2.2 other suitable procedures are in place so that no unauthorized person or device can obtain access to the Information.

         so that no unauthorized person or device can obtain access to the information.

4.3 The Licensee shall ensure and procure that all and any dissemination of the Information to any Subscriber shall be on terms that:

         4.3.1 no Subscriber shall, without the prior written approval of SEIS (such approval not to be unreasonably withheld) disseminate the Information or any part thereof to any other person;

         4.3.2 no Subscriber shall use or permit the use of the Information or any part thereof for any illegal purpose;

         4.3.3 no Subscriber shall use the Information or any part thereof other than in the ordinary course of its own business (which shall not include dissemination to third parties); and

         4.3.4 no Subscriber shall use the Information or any part thereof to establish, maintain or provide or to assist in establishing, maintaining or providing an Off Market.

4.4 The Licensee shall us6 best endeavours to assist SEIS in ensuring that no Subscriber is using the Information or any part thereof contrary to the provisions of this clause 4 and shall promptly supply to SEIS the names and addresses of any Subscriber whom the Licensee or SEIS suspects is in breach of such provisions.

4.5 If SEIS suspects that a Subscriber is using the Information or any part thereof contrary to the provisions of this clause 4, SEIS may serve a written notice on the Licensee specifying the name of such Subscriber and the nature of the suspected misuse and requiring the Licensee to notify that Subscriber in writing that it must forthwith cease such misuse and must provide such proof as SEIS may reasonably require that it has ceased (or never committed) such misuse. The Licensee shall immediately comply with such a notice on receipt. If the Subscriber fails to comply with Licensee's notice within such period as SEIS may specify the Licensee shall forthwith at SEIS' further written direction cease to supply the Information to that Subscriber or reduce the supply to a level specified by SEIS.

4.6 The Licensee may not assign or sub-license the right to disseminate the Information except as follows:

         4.6.1 the Licensee may sub-licence the right to disseminate the Information to a Related Company, provided that

                  (i) the Licensee gives SEIS prior notice of the sub-licensing together with evidence, to the satisfaction of SEIS, that the sub licensee is a Related Company,

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                  (ii)     the sub-licence shall terminate upon its ceasing to
                           be a Related Company,

                  (iii) the sub-licence shall impose on the Related Company all the restrictions and obligations imposed on Licensee by this Agreement relating to the use of the Information except that no Related Company shall be liable to pay any Licence Fees in addition to those payable by the Licensee pursuant to sub clause (v) below,

                  (iv) Licensee shall be personally liable hereunder for any breach by such Related Company of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement,

                  (v) Licensee shall, as part of its obligations under clause 5, be directly responsible for providing payments and statements on behalf of any such Related Companies as well as for itself, by way of a single consolidated statement which consolidated statement shall nevertheless also provide a breakdown of relevant payments and other information ascribable to each Related Company.

         4.6.2 the Licensee may sub-licence the right to disseminate the Information to such other third parties as are approved in advance in writing by SEIS. SEIS shall have complete discretion as to the terms on which it agrees such sub-licence. Without prejudice to the foregoing, unless expressly otherwise agreed by SEIS:

                  (i) the sub-licence shall impose on the third party all the restrictions and obligations imposed on Licensee by this Agreement relating to the use of the Information,

                  (ii) Licensee shall be personally liable hereunder for any breach by such third party of such restrictions or obligations, so that such breach shall be treated as a breach of this Agreement,

                  (iii) without prejudice to (i) and (ii), the third party sub-licensee shall render a Subscriber Statement and payment in accordance with clause 5 direct to SEIS.

         4.6.3 SEIS may, in respect of any sub-licence granted pursuant to sub clause 4.6.2 of this clause, at any time by notice in writing given to the Licensee either require the Licensee to terminate such sub-licence or impose further conditions in respect of such sub-licence or require that the sub licensee enter into a direct licence with SEIS.

4.7 The Licensee shall not knowingly use the Information or any part thereof to establish, maintain or provide, or assist in establishing, maintaining or providing an Off Market nor shall the Licensee provide a Securities dealing service in Hong Kong without obtaining the prior written consent of SEIS (such consent not to be unreasonably withheld).

4.8 The Licensee shall comply with such directions as SEIS may reasonably require from time to time concerning permitted use of the information, provided that

         4.8.1 such directions are incorporated in the Memorandum of Permitted Purpose or are otherwise given in writing by not less than 3 months notice; and

         4.8.2 at any time during the 30 days following service of such notice Licensee shall be entitled to terminate this Agreement with effect from the date when the direction is to be implemented, by giving written notice to SEIS.

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5        LICENCE FEES AND PAYMENTS

5.1 During the currency of the Licence the Licensee shall pay the Licence Fees calculated and payable to SEIS in accordance with the provisions of Schedule 1 Part A and Schedule 1 Part B hereto.

5.2 SEIS shall have the right to amend the Licence Fees or any element of them at any time upon giving the Licensee not less than three months notice in writing thereof. At any time during the 30 days following service of such notice Licensee shall be entitled, to terminate. this Agreement with effect from the date when the amendment is to be implemented. by giving written notice to SEIS. For the avoidance of doubt, SEIS's right to amend the Licence Fees includes without limitation the right to introduce additional Licence Fees to cover any new or existing types of service, to modify the basis for calculating any Licence Fees and to change the classification of any service so that an amended Licence Fee becomes payable.

5.3 No part of the Licence Fees will be refundable to the Licensee if this Agreement terminates, for whatever reason, during a month for which the Licence Fees or any part thereof have been paid in advance.

5.4 The Licensee shall provide a statement (`the Subscriber Report') to SEIS within 15 days of the end of each month (unless the Subscriber Report relates to Subscribers outside Hong Kong, in which case it shall be provided within 30 days of the end of the month) as to: -

         5.4.1 the names of the Subscribers to whom it has disseminated the Information during the preceding month and stating the name or nature of the service by which each received the Information, the number and type of Subscriber Units for each Subscriber within Hong Kong and outside Hong Kong; and

         5.4.2    the Licence Fees payable for that month.

         The Subscriber Report shall contain such further information and shall be provided in such format as SEIS may reasonably require (by not less than 90 days' written notice) from time to time.

5.5 The Licensee shall maintain complete and accurate records of how the Licence Fees specified in each Subscriber Report have been calculated and shall make such records available to SEIS within 30 days of receiving SEIS' written request. SEIS shall have the right not more than once in each Quarter during and also once in the Quarter following termination of this Agreement to inspect all documents pertaining to such records covering the period of the preceding Quarter (and, if not yet so inspected, previous Quarters) either itself or by its authorized agents. The Licensee shall, upon receiving SEIS' written request, permit and/or (if so requested) procure that SEIS may inspect promptly thereafter the premises and records of the Licensee and any sub-licensee, for the purpose of satisfying SEIS by whatever proofs SEIS may reasonably require that the Licence Fees are being properly accounted for and/or that the Licensee and/or its sub-licensees are using the Information for the Permitted Purpose only and are not using Information contrary to the provisions of clause 4, provided always that Licensee shall not be obliged to make and/or procure such inspection to take place more than once in any Quarter. SEIS shall bear its costs (including internal management time and expenses) of each inspection, unless the inspection establishes that SEIS has been underpaid by 5% or more of the amount actually paid in respect of Licence Fees for that Quarter in which case Licensee shall bear such costs. For the avoidance of doubt, such underpayment shall be deemed to have been payable with effect from the due date for providing the Subscriber Report relevant to such underpayment.

5.6 The Licensee shall, upon receiving SEIS' written request, inspect and/or (if so requested) procure that SEIS may inspect promptly thereafter the premises and records of any Subscriber specified by SEIS, for the purpose of satisfying SEIS by whatever proofs SEIS may reasonably require that the Licence Fees in respect of that Subscriber are being properly accounted for and/or that the Subscriber is not using Information contrary to the provisions of clause 4, provided always that Licensee shall not be obliged to make and/or procure such inspection (in respect of any one Subscriber) to take place more than once in any Quarter.

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5.7      The Licensee shall provide SEIS with a statement (`the LAQ Statement')
         by its auditors in such form and at such times as SEIS may reasonably require, and initially in response to a Licensee's auditor questionnaire compiled by SEIS and in accordance with the procedures provided for by Schedule 2. SEIS shall notify any change in its requirements by not less than 90 days' written notice unless SEIS is compelled to make such change on shorter or without any notice for reasons. which are beyond its control.

5.8 If SEIS establishes, by whatever means, that Information is being or has been used to provide services (a) outside the scope of the Permitted Purpose or (b) within the scope of the Permitted Purpose but in a manner materially different to the manner in which Licensee had previously represented to SEIS that those services would be provided, then SEIS shall be entitled to issue a revised Memorandum of Permitted Purpose to re define and/or re classify the services. If SEIS does so re classify any services:

                  (i) Licensee shall be liable to pay Licence Fees in accordance with such re classification as if those services had been so classified from the date when they were first so provided; and

                  (ii) Licensee shall pay promptly to SEIS or SEIS shall re pay promptly to Licensee, as the case may be, the balance of any monies thereby due.

5.9 If Licensee is late in paying any sums due to SEIS under this Agreement by more than 30 days, interest shall be payable on such sums calculated from the date such sums first become due in respect of each month or part thereof for which they are not paid at a rate of 40% per annum.

5.10 Where an inspection is made pursuant to clauses 5.5 or 5.6 and SEIS in consequence is of the opinion that SEIS has been underpaid by 5% or more of the relevant Licence Fees, Licensee shall, upon receiving SEIS' written request, permit and/or if so requested procure such further inspections by SEIS as SEIS considers necessary to determine the proper basis on which those Licence Fees should have been accounted.

6        TERMINATION

6.1 Either party shall be entitled without stating a reason to terminate this Agreement by giving not less than six complete calendar months prior notice of termination in writing to the other party.

6.2 Either party shall be entitled to terminate this Agreement forthwith by written notice (and thereupon the provision of the Information to Licensee may cease) upon the occurrence of any of the following events:-

         6.2.1 in the case of the other party being an individual or a partnership, the death or bankruptcy of the other party or any partner thereof, or a receiving order or judgment or levy being made against any assets of the other party or any partner thereof, or the other party or any partner thereof having entered into any composition with any of his or her creditors or the dissolution of the partnership; or

         6.2.2 in the case of the other party being a corporation, the commencement of winding-up of the other party, or a receiver having been appointed over or judgment or levy being made against any assets of the other party, or the other party having entered into any scheme, arrangement or composition with any of its creditors; or

         6.2.3 the other party having committed any irremediable breach of this Agreement or, the terminating party having given written notice to the other party to remedy any breach or default, the other party shall have failed to do so within 30 days of such notice.

6.3 The Licensee shall be entitled to terminate this Agreement forthwith by written notice if for any reason Information is not supplied to Licensee for a period in excess of 10 consecutive working days on which the Stock Exchange is open for the business of trading in Securities.

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6.4      Upon termination of this Agreement, SEIS shall have the absolute right to terminate the transmission of the Information with immediate effect, and all sums due hereunder from Licensee shall become payable forthwith to SEIS.

7        EXCLUSION OF LIABILITY AND INDEMNITY

7.1 Nothing in this clause shall restrict or exclude liability of SEIS or the Licensee in respect of death or personal injury resulting from negligence. Further, if Information is not transmitted to the Licensee for a continuous period of not less than 10 consecutive working days, SEIS shall be liable to compensate the Licensee for loss arising from such non transmission, but its liability shall be limited to the amount of the Licence Fees payable in respect of that period (reduced prorata when the fees are payable in respect of a longer period).

7.2 Subject to the foregoing neither SEIS nor the Exchange shall be liable to the Licensee or any person claiming through Licensee in respect of consequential, economic or any other loss or damage arising from any act or omission, mistake, delay, interruption, whether wilful, negligent or otherwise, arising from or in connection with (a) the collection, use or transmission of the Information by or to the Licensee or (b) the Information being inaccurate, incomplete or otherwise misleading or (c) any other services to be provided by them pursuant to this Agreement. Further the Licensee undertakes not to institute or attempt or threaten to institute any proceedings in any jurisdiction in or outside Hong Kong against SEIS or the Exchange for recovery of any of the aforesaid loss suffered by the Licensee or by any other person or otherwise to maintain any claim against SEIS or the Exchange for or in respect of any of the aforesaid loss.

7.3 Subject to clause 7.1 the Licensee will at all times hereafter indemnify and keep SEIS and the Exchange effectively indemnified against and in respect of all liabilities, economic or other losses, damages, costs, claims, suits, demands, fees and expenses of whatsoever nature which may be incurred by SEIS or the Exchange towards or in relation to any person or which may be taken, made or claimed agai6st SEIS or the Exchange by any person as a result of or in connection with or arising out of any act, omission, mistake, delay or interruption, on the part of Licensee, SEIS or the Exchange, whether wilful, negligent or otherwise, in relation to this Agreement, including (without prejudice to the generality of the foregoing) acts or omissions in respect of or in connection with or arising out of the collection, use or transmission of the Information by or to the Licensee or arising from the Information being inaccurate, incomplete or otherwise misleading.

7.4 For the purposes of this clause, SEIS contracts as agent for the Exchange, and Licensee agrees to said exclusion of liability and indemnity in favour of the Exchange in consideration of the Exchange consenting to SEIS entering into this Agreement.

8        FREE SUBSCRIPTION FOR SEIS

To enable SEIS to monitor the service provided by Licensee under the Licence, Licensee shall for the duration of this Agreement and free of charge allow SEIS access to the Information by supplying to SEIS all services of Licensee and any relevant equipment by means of which it transmits the Information to its Subscribers as if SEIS were a subscriber thereto.

9        NOTICES

9.1 Any notice or other document to be given or served hereunder may be delivered by hand or sent by pre-paid post, telex, telecopier or facsimile transmission to the party to be served at its address stated herein or at such other address as that party shall have notified the other in accordance with this Agreement.

9.2      Any such notice or document shall be deemed to have been served:-

         9.2.1    if delivered, at the time of delivery; or

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         9.2.2    if posted, at the expiration of seven days after the postage pre-paid envelope containing the same shall have been put into the post; or

         9.2.3 if sent by telex, telecopied or facsimile transmission, at the expiration of 12 hours after the same shall have been despatched.

9.3 In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted or that the telex, telecopier or facsimile transmission was properly addressed and despatched as the case may be.

10       PROPRIETARY RIGHTS

10.1 Licensee hereby acknowledges that it has no entitlement to any proprietary rights including without limitation rights of copyright in and to the Information or the presentation of the Information, which rights are owned by the Exchange or by other third parties. As regards rights owned by the Exchange, Licensee acknowledges that the Exchange has authorized SEIS only to supply the Information by way of this Agreement and SEIS warrants that it has obtained such authorization.

10.2 Licensee may represent that it is supplying Information derived from the Exchange under licence from SEIS but shall not make any other use save as required by clause 2.4 of the Exchange's or SEIS' name nor of any logos or other marks used by them. Upon termination of this Agreement, Licensee shall cease forthwith so to represent itself and shall not make any other commercial use of such marks.

10.3 Licensee shall at all times treat the Information and any information ancillary thereto obtained pursuant to this Agreement as confidential and shall not disclose such Information to any third party other than to a Subscriber, irrespective of whether it is in the same format as supplied to Licensee by the Exchange.

10.4 Licensee shall forthwith upon suspecting any infringement of such rights as are described in this clause notify SEIS and thereafter provide such assistance as SEIS or the Exchange may reasonably request to protect such rights.

10.5 This clause shall continue to have effect notwithstanding termination of the rest of this Agreement.

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                                   SCHEDULE 1
                                     PART A


THE LICENSEE

NAME                                               ADDRESS

Financial Telecom Ltd                              1205 China Resources Building
                                                   26 Harbour Road
                                                   Wanchai
                                                   Hong Kong


COMMENCEMENT DATE

1 December 1997






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11       AMENDMENTS, WAIVERS AND ENFORCEABILITY

11.1 A provision of this Agreement may be amended only if the parties agree in writing.

11.2 No waiver or indulgence by any party to this Agreement shall be binding unless in writing and in any event no waiver of one breach of any term or condition of this Agreement shall operate as a continuing waiver unless so expressed nor operate as a waiver of another breach of the same or any other term or condition of this Agreement.

11.3 In the event that any provision in this Agreement is for any reason held to be unenforceable, illegal or otherwise invalid, this shall not affect any other provisions of this Agreement, and the provision in question shall be construed in such reasonable manner as achieves the intention of the parties without being invalid.

12       ENTIRE AGREEMENT

This Agreement sets out the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral.

13       GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong whose courts shall have non-exclusive jurisdiction in relation thereto.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.


Signed by                                      )
for and on behalf of                           )  Anthony Yeung, Director
STOCK EXCHANGE INFORMATION SERVICES LIMITED    )
in the presence of:-                           )


Signed by                                      )          Winnie Poon
for and on behalf of                           )  For and on behalf of
FINANCIAL TELECOM LIMITED                      )  FINANCIAL TELECOM LIMITED
in the presence of:- Regina Tang               )
                                                  ------------------------------
                                                  Alex Pang         Stephen Tang
                                                  Director          Director

                                                  SCHEDULE 1
                                              PART A (CONTINUED)
                                        MEMORANDUM OF PERMITTED PURPOSE
                                          (CROSS REFERENCE CLAUSE 2)

------------------------------------ ----------------------------- ---------------------------- ----------------------
DESCRIPTION OF SERVICE/PERMITTED
PURPOSE                              CLASSIFICATION                LICENSE FEES                 START DATE OF SERVICE
------------------------------------ ----------------------------- ---------------------------- ----------------------
1.   SPIDER LINK                     Continuous Access II (all     Standard Fee:                1 January 1998
-    Dedicated terminal with         stocks) with speed above      HK$96,000/quarter
     leased line / dial-up line      6250 pbs                      Subscriber Fee:
                                                                   HK$200/subscriber
                                                                   unit/month
------------------------------------ ----------------------------- ---------------------------- ----------------------
2.   FINTEL SERVICE                  Continuous Access II (all     Standard Fee:
-    Dedicated terminal with         stocks) with speed above      HK$96,000/quarter
     leased line / dial-up line      6250 bps                      Subscriber Fee:
                                                                   HK$200/subscriber
                                                                   unit/month
------------------------------------ ----------------------------- ---------------------------- ----------------------
3.   CHINNET SERVICE                 Continuous Access II (all     Standard Fee:
-    Chinese version of Fintel       stocks) with speed above      HK$96,000/quarter
     Service                         6250 bps                      Subscriber Fee:
-    Dedicated terminal with                                       HK$200/subscriber
     leased line / dial-up line                                    unit/month
------------------------------------ ----------------------------- ---------------------------- ----------------------
4.   FINTEL VOICE                    Continuous Access II with     Standard Fee:
-    Voice Response System           speed above 6250 bps          HK$96,000/quarter
                                                                   Subscriber Fee:
                                                                   HK$120/concurrent
                                                                   access/month
------------------------------------ ----------------------------- ---------------------------- ----------------------
5.   FINTEL VOICE FOR                Continuous Access II with     Standard Fee:
o    INTERNATIONAL BANK OF ASIA      transmission speed above      HK$96,000/quarter
o    THE BELGIAN BANK                6250 bps                      Subscriber Fee:
o    THE FIRST PACIFIC BANK                                        HK$120/concurrent
-    Voice Response System                                         access/month
------------------------------------ ----------------------------- ---------------------------- ----------------------
6.   FINANCIAL PAGER                 Continuous Access II (all     Standard Fee:
                                     stocks) with speed above      HK$96,000/quarter
                                     6250 bps                      Subscriber Fee:
                                                                   HK$120/subscriber
                                                                   unit/month
------------------------------------ ----------------------------- ---------------------------- ----------------------
7.   FINTREND                        Continuous Access II (all     Standard Fee:
-    PC with a receiver box          stocks) with speed above      HK$96,000/quarter
-    realtime broadcast of stock     6250 bps                      Subscriber Fee:
     information via radio paging                                  HK$120/subscriber
     network at 512 bps.                                           unit/month


                                       12

------------------------------------ ----------------------------- ---------------------------- ----------------------
8.   TRADESTATION                    Continuous Access II (all     Standard Fee:
-    PC installed with proprietary   stocks) with speed above      HK$96,000/quarter
     software an connected with      6250 bps                      Subscriber Fee:
     leased line                                                   HK$200/subscriber
-    Provision of trading                                          unit/month
     analysis, charting and price
     alert functions on PC
------------------------------------ ----------------------------- ---------------------------- ----------------------
9.   ASIANETVEST ON INTERNET         Continuous Access II (all     Standard Fee:
                                     stocks) with speed above      HK$96,000/quarter
                                     6250 bps unit/month           Subscriber Fee:
                                                                   HK$200/subscriber
------------------------------------ ----------------------------- ---------------------------- ----------------------

Notes

(1) News may only be disseminated as part of a Continuous Access Service.

                                    SCHEDULE1
                                     PART B
                                  LICENCE FEES

1        TYPES OF LICENCE FEE PAYABLE

The types of Licence Fee and their basis for computation include those set out in the Memorandum of Permitted Purpose which are payable by reference to the terms `Standard Fee' and `Subscriber Fee', in which context these terms appear elsewhere in this Schedule and/or Agreement.

2        STANDARD FEE AND MINIMUM SUBSCRIBER FEE

If Licensee offers more than one type of service during any month, only one Standard Fee shall be payable in relation to that month, being the Standard Fee of greatest amount, and only one minimum Subscriber Fee of HK$6,000 shall be payable in relation to that month.

3        DISCRETION TO INTRODUCE ADDITIONAL LICENCE FEES

Subject to clause 5.2 of this Agreement, SEIS shall have sole discretion to determine the different types of service in relation to which Licence Fees are payable and reserves the right to introduce additional Licence Fees for any types of service, including without limitation services for which no Licence Fees are for the time being payable.

4        PORT FEES

In addition to the Licence Fees payable pursuant to 1 to 3 above, an annual Port Fee shall be payable as part of the Licence Fees in the sum of HK$24,000 per annum for the 3 connections referred to at clause 3.1 of this Agreement. This assumes that only one of the connections to the Exchange's primary computer system is providing live production data at any one time. If at any time during any Quarter, both connections at the primary system are simultaneously providing the same live production data, an additional Port Fee is payable of HK$70,000 per Quarter. Such additional Port Fee shall not be reduced on a pro rata or any other basis if the provision of live production data is not maintained by both connections throughout the Quarter in question.

5        SEIS DECISION IS FINAL

Subject to clause 5.2 of this Agreement, SEIS shall have sole discretion to determine from time to time without giving reasons the classification of the types of service provided by the Licensee and, pursuant thereto, the amount of Licence Fees payable by the Licensee. SEIS' decision shall be final.

6        SUBSCRIBER UNITS

6.1 For the purpose of calculating Subscriber Fees, the number of Subscriber Units shall, in relation to any single Subscriber during any one month, be the number of end user receptors on the Specified Date (or if the number is variable on that date, the maximum number) permitted to access the Information by means of Licensee derived authorization. Such authorization shall include but shall not be limited to passwords, user ID logons, access codes or security codes or any more general means of authorization such as those granted `en bloc' to a specified maximum number of individual users and/or regulated by remote on line audit tools without using passwords or the like. `End user receptor' shall for this purpose mean any person or point to which Licensee derived Information is imparted so that the Information may be perceived or processed otherwise than for the sole purpose of re disseminating the Information and shall include, without limitation

         6.1.1 any device by means of which the Information can be perceived by humans, including but not limited to dedicated terminals, portable computers, wallboards, paging devices and mobile phones; and

         6.1.2 any other type of device by means of which the Information is processed; and

         6.1.3 any individual employed or otherwise directly controlled by the Subscriber who has authorization to access the Information otherwise than by means of an authorized device of the type described at 6.1.1 or 6.1.2 above and each end user receptor shall count as one Subscriber Unit.

                  and each end-user receptor shall count as one Subscriber Unit.

6.2 For the purpose of 6.1, the Specified Date means the last day of the month (or such other date as SEIS may from time to time substitute by written notice on either a one off, occasional or recurring basis).

7        DISCOUNTS AND DELAYED DATA

7.1 Where there are more than 30 Subscriber Units (excluding unauthorized end user receptors) in relation to any one Subscriber each of which units receives the same classification of service throughout a particular month, the Subscriber Fee for that month in respect of those Subscriber Units shall be discounted as follows:

         NO. OF SUBSCRIBER UNITS            DISCOUNT

         31 to 60                           10%

         61 to 90                           15%

         91 to 500                          20%

         501 to 1000                        40%

         1001 or more                       65%


7.2 Discounts must be claimed no later than the time due for submitting the relevant Subscriber Report.

7.3 No Subscriber Fee shall be payable in relation to Licensee's making Information available to Subscriber where a delay of at least 60 minutes has occurred after the Information is first made available to the Licensee.

8        NEWS SERVICES

Subject to 3 above, no fee is payable for the dissemination of Information which is in the nature of News.

9        TIMES WHEN PAYMENTS ARE DUE

9.1 The Standard Fee for the first Quarter shall become payable as soon as Licensee begins disseminating the Information to Subscribers or, if sooner, at the expiry of two months from the Commencement Date irrespective of whether Licensee has begun disseminating the Information to Subscribers provided that where the Standard Fee becomes payable for the first Quarter other than at the commencement of the relevant Quarter the Standard Fee will be reduced by one third for each complete month elapsed; and thereafter each Standard Fee shall be payable on or prior to commencement of the Quarter to which that Standard Fee relates.

9.2 Licensee's first Subscriber Fee shall become payable at the expiry of the first month during which it begins disseminating the Information to Subscribers or, if sooner, at the expiry of four months from the Commencement Date irrespective of whether Licensee has begun disseminating the Information to Subscribers. Thereafter Subscriber Fees shall become payable from the date when the Subscriber Report describing those Subscriber Fees is due to be provided pursuant to clause 5.4 of the Agreement.

9.3 The annual Port Fee shall be payable on the first business day of each year or, in the first year of the connection to which the Port Fee relates, the date when such connection is first made Subject to a pro rata reduction of HK$1,000 for each complete calendar month elapsed. Any additional Port Fee shall be payable on or prior to commencement of the Quarter (or, if later, commencement during that Quarter of the live feed) to which that additional Port Fee relates.

                                   SCHEDULE 2

                             (REFERENCE CLAUSE 5.7)

1 The Licensee shall, within 30 days of the date of any formal report made by its auditors in relation to its audited annual financial accounting statement for any of its accounting years, submit to SEIS a LAQ Statement signed by those same auditors giving answers to such questions in writing as SEIS may reasonably specify to the Licensee from time to time but in each case no later than 30 days after the accounting year end date for the annual financial accounting statement in question.

2 Upon signing of This Agreement, the Licensee shall promptly notify SEIS in writing of the date of its current accounting year end and the expected date of the report of its auditors in relation thereto.

3 The Licensee shall thereafter promptly notify SEIS from time to time of any changes in such dates, in relation to that accounting year or any subsequent accounting year.

4 If requested by SEIS, the Licensee shall procure its auditors to provide prompt clarification to SEIS of any answers given in the said LAQ Statement, such clarification to be provided either orally or in writing or both.

5 Where the Licensee makes audited financial accounting statements other than on an accounting year basis, the obligation to make LAQ Statements to SEIS hereunder shall be satisfied if the LAQ Statement is submitted to SEIS within 30 days of the date on which the corresponding formal auditor's report is actually made